Exhibit 10.4

March 11, 2015

Alex Santini
[Address]

Dear Alex:

Lexicon Pharmaceuticals, Inc. is pleased to offer you the position, Head of Market Access and Channel Management, reporting to John Northcott, Vice President of Marketing and Commercial Strategy and Operations, located at our site in New Jersey. In this position, you will be responsible for establishing price points for Lexicon products; developing market pricing strategy; supporting overall launch readiness for Lexicon and for Lexicon products; establishing and overseeing Lexicon’s distribution strategy and operations planning for its products and other duties as assigned or required.

The terms under which we are offering you this position are outlined below:

Start Date
We hope that you will begin employment on Monday, April 6, 2015.

Salary
You will receive a monthly salary of $24,166.66 ($290,000 per year), paid in accordance with our standard payroll policies. We currently pay employees on the 15th and last day of each month.

Bonus Arrangements
You will be eligible for an annual bonus of up to 20% of your annual base salary. Bonuses for 2015 are expected to be determined and paid in the first quarter of 2016. For 2015, your bonus will be prorated based on your start date with the Company. The actual amount of your bonus will be based upon the achievement of individual and corporate objectives.

Stock Options
You will receive an option under our Equity Incentive Plan giving you the right to purchase 130,000 shares of common stock at an exercise price equal to the fair market value of the common stock, as defined in our stock plan, on the date your employment with the company commences. The option will vest and become exercisable according to the following schedule: (i) twenty-five percent (25%) of the total after twelve months of continuous employment and (ii) one forty-eight (1/48th) of the total after each subsequent month of employment thereafter. The option will have a ten-year term and will be subject to the terms and conditions of the Plan and our standard form of stock option agreement, which you will receive after the option is granted.

Benefits
You will be eligible to participate in the employee benefits plans we make available to our employees generally, which currently include health, dental, vision, life and disability insurance, as well as a 401(k) retirement plan. We currently make matching contributions under our 401(k) plan in an amount equal to 50% of an employee’s contributions up to five percent of eligible compensation.

Proprietary Information Agreement
We consider the protection of our confidential information and proprietary rights to be very important. As a result, our offer of employment is conditioned upon your signing our standard form of Employee Proprietary Information Agreement.

If you have any questions regarding this offer, please contact Mary McKinney, Director of Human Resources. If you have any questions regarding our employee benefit plans, please contact Saturday Siekman, Director of Compensation and Benefits.

This letter and the offer of employment made hereby are contingent upon acceptable credentials and references and do not create an employment contract. Both you and Lexicon will be free to terminate your employment at any time for any reason.

We believe that this offer represents an excellent opportunity for you and us, and that you have the capabilities to add significantly to our efforts. If you find this offer to be acceptable, please indicate your acceptance by signing and returning one of the two copies of this letter on, or before Friday, March 20, 2015.

Sincerely,

Lonnel Coats
President and Chief Executive Officer

Accepted and agreed:

Alex Santini

Date:

March 17, 2015

Alex Santini
[Address]

Dear Alex:

This letter will serve as an amendment to your offer letter dated March 16, 2015.

Delete original paragraph:

Start Date
We hope that you will begin employment on Monday, April 6, 2015.

Substitute with paragraph:

Start Date
We hope that you will begin employment on Monday, April 20, 2015.

Additional paragraph:

Work Location
You are expected to be in the New Jersey office three (3) days per week, and have the flexibility to work from home two (2) days per week. Business requirements could vary and at times there may be a viable need for additional time in the office or business travel to our Texas location or to another city during the course of normal business operations.

Except for this addendum, our employment offer remains as stated in the offer letter dated March 16, 2015. This letter does not create an employment contract. Both you and Lexicon will be free to terminate your employment at any time for any reason. If you find this offer addendum to be acceptable, please indicate your acceptance by signing and returning a copy of this letter on or before Friday, March 20, 2015.

Sincerely,

Mary K.D. McKinney, PHR
Director, Human Resources

Accepted and agreed:

Alex Santini

Date: